Exhibit 99.1

Mueller Water Products

Fourth Quarter 2010

Conference Call Script

November 3, 2010

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. We thank you for joining us today as we discuss Mueller Water Products’ results for the 2010 fourth quarter. Yesterday afternoon, we issued our press release reporting results of operations for the quarter and fiscal year ended September 30, 2010. A copy of it is available on our Web site.

Mueller Water Products had 154.7 million shares outstanding at September 30, 2010.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

We reference certain non-GAAP financial measures in our press release, on our slides and on this call, including internal measurements we use to show the differences from prior periods. These non-GAAP measures derive from GAAP financial measures and are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. These non-GAAP measures have limitations, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted net income (loss) or adjusted net income (loss) per share, adjusted income (loss) from operations and adjusted EBITDA, all of which exclude impairment, restructuring, debt extinguishment-related charges, swap settlement charges, and tax on the repatriation of Canadian earnings. We will also refer to net debt and free cash flow.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks in future tense or containing words such as “expect,” “believe,” “anticipate,” “indicate” and “project” or similar words constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2009 for a discussion of these risks.

Undue reliance should not be placed on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements except as required by law.

During this call, all references to a specific year or quarter refer to our fiscal year unless specified otherwise.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available for at least 90 days after the presentation in the Investor Relations section of our Web site, muellerwaterproducts.com.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will file a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the fourth quarter of 2010. I’ll begin with a brief overview of the quarter. Evan will then provide a detailed financial report and cover some of the key drivers affecting our business. I will then follow with our outlook for 2011 and the first quarter, as well as the actions we continue to take to strengthen our position in the marketplace. We will then open up the call for your questions.

During the fourth quarter, Mueller Co. had very solid results. Operating income grew year-over-year as we saw benefits of our cost reduction actions, lower overhead costs per unit and higher pricing. The operating income margin was 16.2 percent even though we only utilized about 60% of our capacity.

We experienced manufacturing inefficiencies at U.S. Pipe as we ramped up utilization at our receiving operations due to the closure of our North Birmingham facility, which negatively impacted our operating performance. We believe that most of these ramp-up costs and the associated inefficiencies are behind us, and we should experience the full cost savings benefits of this plant closure in 2011. We saw positive movement in the market price for ductile iron pipe. This was the first quarter in 2010 that we had positive year-over-year pricing, and on a sequential basis, our price per ton increased approximately 13 percent.

Anvil’s performance compared favorably on a year-over-year basis, as we benefitted this quarter from a higher margin mix and positive growth in our addressed energy markets. Overall, the Anvil business is performing well in a down non-residential construction market.

I will now turn the call over to Evan who will provide more details on the fourth quarter financial results.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2010 fourth quarter of $346.7 million decreased $28.1 million from $374.8 million for the 2009 fourth quarter. Sales increased 1.1 percent excluding the 2009 fourth quarter net sales of $31.9 million from two divested Anvil businesses. Net sales increased due to $11.2 million of higher pricing across all three businesses and $1.6 million of favorable Canadian currency exchange rates, offset by $9.0 million of net lower shipment volumes. U.S. Pipe was the only business that had lower shipment volumes this quarter.

Gross profit of $71.7 million in the 2010 fourth quarter increased $2.5 million from $69.2 million in the 2009 fourth quarter. Gross profit as a percent of net sales increased to 20.7% compared to 18.5% in the prior year period. Gross profit increased due to $13.9 million of higher manufacturing and other cost savings and $11.2 million of higher sales pricing. These items were partially offset by $18.0 million of higher raw material costs.

Selling, general and administrative expenses of $56.3 million in the 2010 fourth quarter compare with $54.4 million in the 2009 fourth quarter. This increase resulted primarily from personnel-related costs and additional development expenses of our Mueller Systems business. These increases were partially offset by the elimination of selling, general and administrative expenses due to the divestiture of Anvil’s Canadian distribution business.

Adjusted income from operations for the 2010 fourth quarter of $15.4 million increased $0.6 million from adjusted income from operations of $14.8 million for the 2009 fourth quarter. This increase was driven primarily by $13.9 million of higher manufacturing and other cost savings and $11.2 million of higher sales pricing offset mainly by $18.0 million of higher raw material costs, as well as higher selling, general and administrative expenses.

Adjusted income from operations as a percent of net sales and adjusted EBITDA as a percent of net sales improved to 4.4% and 10.6%, respectively, for the 2010 fourth quarter compared to 3.9% and 9.8%, respectively, for the 2009 fourth quarter.

Net interest expense of $20.6 million for the 2010 fourth quarter decreased $6.6 million from $27.2 million for the 2009 fourth quarter. Net interest expense for the 2010 fourth quarter included $6.1 million related to settling interest rate swap contracts, and net interest expense for the 2009 fourth quarter included $6.3 million related to swap contracts settled during that quarter. Excluding swap settlement costs, net interest expense of $14.5 million declined $6.4 million for the 2010 fourth quarter compared to $20.9 million for the 2009 fourth quarter primarily due to lower debt levels during the 2010 fourth quarter and lower effective interest rates.

The effective income tax rate for the 2010 fourth quarter was a benefit of 34.0% compared to the 2009 fourth quarter benefit of 37.0%. The effective income tax rate for the 2010 full year was a benefit of 34.1%.

Adjusted net income per share of $0.00 for the 2010 fourth quarter improved from the adjusted net loss per share of $0.03 for the 2009 fourth quarter. As a reminder, there was an average of 154.6 million shares outstanding for the 2010 fourth quarter compared to an average of 119.4 million shares outstanding for the 2009 fourth quarter. The adjustments between reported net loss and adjusted net income are due to interest rate swap settlement costs, loss on the early extinguishment of debt and restructuring charges.

I’ll now move on to segment performance.

Net sales for Mueller Co. of $163.7 million for the 2010 fourth quarter increased 3.5 percent, or $5.6 million, from $158.1 million for the 2009 fourth quarter due to $4.0 million of pricing, $1.5 million of favorable Canadian currency exchange rates and higher shipment volumes.

Adjusted income from operations of $26.6 million and adjusted EBITDA of $39.1 million for the 2010 fourth quarter yielded adjusted income from operation margins of 16.2% and adjusted EBITDA margin of 23.9%. These results improved compared to adjusted income from operations of $25.4 million and adjusted EBITDA of $38.1 million for the 2009 fourth quarter. Income from operations increased $1.2 million primarily due to $6.2 million of lower per-unit overhead costs on products sold, $4.0 million of higher pricing and $3.6 million of manufacturing and other cost savings. These items were partially offset by $9.2 million of higher raw material costs and $2.9 million of higher selling, general and administrative expenses.

Net sales for U.S. Pipe of $94.9 million for the 2010 fourth quarter decreased $10.4 million from $105.3 million for the 2009 fourth quarter. Although net sales for the fourth quarter at U.S. Pipe benefited from $5.6 million of higher pricing, net sales for the quarter declined due to lower shipment volumes of $16.0 million. Pricing for ductile iron pipe in the 2010 fourth quarter increased 9% on a year-over-year basis and 13% sequentially.

Adjusted loss from operations of $11.3 million and an adjusted EBITDA loss of $6.4 million for the 2010 fourth quarter compare to adjusted loss from operations of $7.1 million and an adjusted EBITDA loss of $2.6 million for the 2009 fourth quarter. The 2010 fourth quarter results were negatively impacted by $7.8 million of higher raw material costs, $5.7 million of higher per-unit overhead costs on products sold and $3.3 million of lower shipment volumes. These items were partially offset by higher manufacturing and other cost savings of $8.4 million and $5.6 million of higher sales pricing. The process of shutting down our North Birmingham facility while simultaneously ramping up utilization in Bessemer and doubling the production at our Mini Mill created some short-term inefficiencies which reduced our net savings in the fourth quarter to about $3 million, which is about $2 million less than what we expected for the quarter. However, since we have now cycled through this process, we believe these inefficiencies are mostly behind us.

During the fourth quarter, U.S. Pipe recorded $0.9 million in restructuring charges related to the North Birmingham closure and recorded $12.2 million in such charges over the entire year. We expect to record additional restructuring charges of approximately $1 to $2 million in 2011.

Net sales at Anvil for the 2010 fourth quarter increased 10.8%, or $8.6 million year-over-year, to $88.1 million, excluding $31.9 million of net sales associated with the two businesses that were divested earlier this year. Total net sales were $111.4 million for the 2009 fourth quarter. The increase was driven by $6.9 million of higher shipment volumes and $1.6 million of higher pricing.

Adjusted income from operations increased $4.4 million to $7.6 million for the 2010 fourth quarter compared to $3.2 million for the 2009 fourth quarter. Adjusted EBITDA increased $3.7 million to $11.5 million for the 2010 fourth quarter compared to $7.8 million for the 2009 fourth quarter. These increases were primarily due to $3.4 million of higher shipment volumes and a more profitable mix, $1.9 million of higher manufacturing and other cost savings, $1.6 million of higher sales pricing and $1.4 million of lower per-unit costs on products sold. These items were partially offset by $1.0 million of higher raw material costs.

Anvil’s volume increased primarily due to pick-up in demand from our addressed energy market (oil and gas) and the shipment of a high margin engineered pipe hanger order to a nuclear power plant.

Free cash flow, which is cash flow from operating activities less capital expenditures, was $15.9 million for the 2010 fourth quarter. This included payments of $14.8 million to terminate interest rate swap contracts. Free cash flow benefited from improved management of accounts receivable and inventory.

On August 26, 2010, we issued $225 million aggregate principal amount of 8 3/4% senior notes due 2020 and entered into a $275 million asset-based credit agreement (the “ABL Agreement”) that matures in 2015. Net proceeds from the senior notes, $49.0 million borrowed under the ABL Agreement and $26.3 million of cash were used to repay all of the existing debt under the 2007 Credit Agreement (a principal amount of $270.9 million), settle certain interest rate swap contracts using $14.8 million and pay fees and expenses related to the credit agreements.

We reduced total debt by $48.0 million from September 30, 2009.

At September 30, 2010, total debt was $692.2 million and included $420.0 million of 7 3/8% senior subordinated notes due 2017, $221.4 million of 8  3/4% senior unsecured notes due 2020, $49.0 million drawn under the ABL Agreement and $1.8 million of other.

I’ll now turn the call back to Greg.

Greg Hyland – Final Remarks

Thanks, Evan.

Two of our primary end markets faced significant challenges in 2010, but we believe they hit bottom during the year. For example, residential construction, as measured by housing starts, showed some accelerated improvement early in the year but dipped after the federal housing tax credit expired. Housing starts are now up about 4 percent year-over-year in September. Non-residential construction dropped precipitously in 2010, but more recently has begun to level off.

On a positive note, we believe that municipal spending on water infrastructure grew in 2010 year-over-year.

As we review 2010, we had very positive results at Mueller Co. Our Anvil business performed well in a very challenging non-residential construction market. And we took further actions at U.S. Pipe which we believe will contribute to a much better performance beginning in 2011. We also continued to integrate operational excellence initiatives throughout the organization which are helping us to generate cost savings to offset higher expenses as well as improve working capital efficiency and generate free cash flow. For example, average working capital as a percent of net sales declined to 29.4 percent in 2010 versus 38.1 percent in 2009.

Mueller Co.’s performance improved notably in 2010, with net sales increasing 12 percent year-over-year and adjusted operating income increasing 62 percent year-over-year, producing an adjusted EBITDA margin of 21.3 percent for the year. We implemented a number of price increases during 2010, including two on valves and hydrants. We were able to maintain our pricing premium in the marketplace due to the recognized quality, customer service levels and the life cycle value of our products. We realized net year-over-year cost savings of approximately $18.0 million as we benefited from a number of our previous actions and process improvement initiatives.

Clearly, the performance at U.S. Pipe significantly depressed the financial results of Mueller Water Products, and we understand and appreciate the focus on U.S. Pipe given its financial performance. I want to take a few minutes to share with you the factors that have driven its performance and the actions that we have taken and are taking to move U.S. Pipe towards profitability.

We believe that U.S. Pipe has considerable long-term strategic value for Mueller Water Products. Ductile iron pipe remains the preferred pipe for water distribution systems not only because it is better suited to the strength and pressure needs over the long term, but also because it has lower life-cycle costs and is more environmentally friendly in production, use and disposal. More than 95 percent of our ductile iron pipe is made from recycled materials, and we are one of the largest providers of ductile iron pipe in North America.

U.S. Pipe’s primary end markets are the residential construction and the municipal markets, both of which have been under considerable pressure in the past couple of years. Ductile iron pipe is also used in non-residential construction. Annual housing starts have dropped from an average of 1.5 million over the last 50 years to an unprecedented low of 477,000 units in April 2009.

Considering that residential construction historically accounted for about 50 to 60 percent of U.S. Pipe’s net sales and dropped to about 5 percent of net sales in 2010, you can understand the commensurate impact the decline in housing starts has had on U.S. Pipe’s net sales and profitability. We believe, for example, the decline in residential construction has caused our net sales into this end market to drop over $200 million from 2008 to 2010.

Pricing of ductile iron pipe has been another recent challenge, but we have seen improvements with average pipe prices increasing every month since February 2010 on a sequential basis. For the fourth quarter 2010, we were up 9 percent year-over-year, 13 percent sequentially, and September’s average sales price was 11% higher than what we saw in June 2010. We have been very focused on improving our pricing and have walked away from some orders when the competitive bidding was unreasonable.

From an industry perspective, there have been recent changes materially impacting the manufacturing footprint in the United States. Over the past three years, all of the ductile iron pipe manufacturers have reduced capacity by either closing or idling facilities, including our closing U.S. Pipe’s North Birmingham facility earlier this year, or by reducing headcount. In aggregate, the industry footprint has declined about 1/3 from 12 to 8 plants. Additionally over this period, we have invested in automating a portion of our ductile iron pipe manufacturing processes, which lowers labor costs and improves production efficiencies. Prior to the closure of the North Birmingham facility, we were utilizing less than 50 percent of this newer capacity. We believe we will realize the full benefit of this automated operation now that we have closed operations in North Birmingham and moved a significant portion of that production into this automated operation.

During the quarter, we announced a new president for U.S. Pipe, Paul Ciolino, a seasoned executive with considerable experience in the ductile iron pipe industry and established, strong relationship with end users and distributors.

U.S. Pipe has taken a number of steps over the past several years to improve its cost structure, which will allow for enhanced performance as end-market demand grows. These steps include closing our Burlington facility in 2008 and North Birmingham earlier in 2010, investing in a new automated facility and installing new leadership.

As we look to 2011, with the carryover savings from the North Birmingham closure and an expected improved pricing environment, we believe that U.S. Pipe’s financial performance should be appreciably better in 2011 from 2010 even if volumes remain flat.

At Anvil in 2010, we took the necessary steps to respond to a significant decline in our primary market, which is non-residential construction. For the year, we had net cost savings of about $8.0 million, we were proactive in passing along raw material cost increases to the marketplace, and we streamlined the business as we divested two of Anvil’s non-core operations in the first half of the year.

Free cash flow for 2010 was $30.2 million. We continue to improve our working capital management and tightly controlled capital spending. Free cash flow was reduced by $18.3 million for the full year due to the cash used for the settlement of interest rate swap contracts.

As Evan mentioned earlier, we refinanced a portion of our debt in August 2010.

This recapitalization provides an extension of maturities with no payments due under our principal agreements prior to 2015, attractive rates from a historical perspective and some deleveraging capability. The refinancing also reduces limitations on business operations, including acquisitions, investment, restricted payments and divestitures.

Finally, financial maintenance covenants have been eliminated as long as excess availability is above the greater of $34 million, or 12.5% of the facility amount.

For 2011 on a consolidated basis, we expect to achieve appreciably improved EBITDA performance. We do believe we will see the benefit of modest volume growth in all three businesses, as well as the benefits of higher pricing at Mueller Co. and U.S. Pipe based on the actions we implemented in 2010. In addition, we expect to see the carryover cost savings driven by the structural changes we made at U.S. Pipe. We estimate these savings should be between $15 and $20 million in 2011.

At Mueller Co., we believe we will see continued growth from municipal spending on repair and replacement and expect minimal growth from residential construction as we may see some investment in certain regions of the country.

American Water Works Association’s recently published State of the Industry reports that municipalities expect to increase their capital expenditures on repair and replacement by three percent in 2011, which is the same growth rate they projected for 2010.

Water rates continue to increase, and as we have discussed in the past, a number of water systems are organized as enterprise funds, which require those monies to be designated for specific use in water systems and kept separate from general operating funds of the municipalities. And clearly, the need to replace our aging water infrastructure continues to intensify. There are a number of options for funding water infrastructure investment, including water rates, municipal bonds, grants and loans. Looking to 2011, we believe all these sources remain readily available.

We also expect to benefit from carryover price realization from the two price increases on valves and hydrants and one price increase on brass service products. With the price increases implemented in 2010, on roughly 50 percent of our business, we expect sales pricing carryover realization of 6% - 7% in 2011. In total, we expect higher pricing to more than offset higher raw material costs in 2011.

Finally, we expect our process improvement and cost savings initiatives will essentially offset other higher expenses that we may incur during 2011.

Turning to U.S. Pipe…

We expect U.S. Pipe’s overall addressed market to be essentially flat in tons in 2011. Based on input from discussions with our end users and distributors, we believe that municipalities will focus on smaller projects and therefore we expect U.S. Pipe to see slightly different end-market dynamics than we expect to see in Mueller Co.

We enter 2011 with positive pricing trends. The ductile iron pipe price that we realized in the fourth quarter of fiscal 2010 was approximately 15% higher than the average price we received for the first half of the year. However, as we have seen in the past, pricing can be volatile.

As we mentioned earlier, we expect to realize $15 to $20 million of lower costs in 2011 related to the closure of our North Birmingham facility and improved efficiencies at our Bessemer operations.

Turning to Anvil… overall, we expect their markets to remain stable in 2011. We believe the non-residential construction market will hit bottom in calendar 2010, and economists are forecasting spending to be essentially flat in 2011.

If you recall, in the first half of fiscal 2010, we had total gains of $4.6 million from businesses that were divested, which were reflected in our operating income. For Anvil in 2011, we expect to generate further cost savings from our process improvement initiatives, savings from planned consolidations and volume gains in selected market segments that should help cover this year-over-year variance.

On a consolidated basis we project significantly higher free cash flow in 2011 over 2010 benefiting from both improved operating results and continued working capital efficiency improvements.

Other key variables for 2011 are: corporate spending is estimated to be between $33 and $36 million, depreciation and amortization is estimated to be $82 to $84 million, and net interest expense is estimated to be within the range of $64 to $67 million which includes non-cash interest expense of $8 million associated with the swap contracts we have terminated. Our effective income tax rate is expected to be between 38% and 42%. Capital expenditures are expected to be between $38 and $42 million. This range includes some investments in process improvements.

Now I will provide some color on our first quarter.

As we look at the first quarter for Mueller Co., of course we expect to see our typical seasonal decline. Additionally, we expect volume to decline further year-over-year due to the higher distributor inventory levels compared to the prior year as a result of the orders that were pulled forward prior to the July 1, 2010 price increase.

In addition, our specialty large valve water treatment business is expected to be down year-over-year in the first quarter due to the timing of projects. We expect that both of these are timing issues. We believe that the distributor inventory build is only a short-term matter as we expect our distributors will bring down inventory levels throughout the quarter, and we believe that our water treatment business will be better on a year-over-year basis throughout the remainder of 2011.

As a result, we reduced production late in the fourth quarter and expect that will continue into the first quarter. Therefore, we expect to have higher per-unit overhead costs this quarter as compared to the first quarter last year.

We continue to experience solid year-over-year price realization and expect to more than offset higher raw material costs in the quarter.

Finally, we expect to see additional wrap around SG&A expenses driven by our investment in our Mueller Systems business.

Overall, we expect to see lower first quarter net sales and operating income on a year-over-year basis. However, as seasonal demand increases, the distributor channel inventory balances, and production hours increase, we expect operating income and margins to substantially improve.

For the first quarter at U.S. Pipe, on a year-over-year basis, we expect volume to decline. We expect this decline to come from a slight drop in market demand, as well as a drop in our fourth quarter bookings as we passed on some orders as we were focused on driving higher pricing. At the operating income level, we expect the benefits of higher pricing and cost savings from the closure of North Birmingham will be offset somewhat with higher raw materials costs and lower volume. In total we expect U.S. Pipe’s operating loss to decrease year-over-year and sequentially.

For Anvil in the first quarter, excluding net sales due to the 2010 second quarter divestiture of Anvil’s Canadian distribution business, we expect net sales to be essentially flat year-over-year. As part of our ongoing cost-reduction initiatives, we have begun the process to close a regional distribution center and a smaller manufacturing operation which will be relocated into existing facilities. We expect to incur about $1 million in expenses this quarter associated with these closures that are not eligible for restructuring accounting treatment. However, throughout the remainder of the year, we expect to benefit by about $1.5 million from the lower costs from these relocations. During the quarter, we expect that these closure costs will be offset with other cost savings. As a reminder, during the first quarter of 2010, Anvil recorded a $1.6 million gain associated with the divestiture of its non-core electrical fittings and couplings business. Therefore, we expect Anvil’s operating income will be down year-over-year given the gain recorded in the first quarter of 2010.

Overall, we believe net sales will decline on a year-over-year basis primarily due to the elimination of first quarter 2010 sales of about $24 million from Anvil’s Canadian distribution business. We believe that income from operations will decline on a year-over-year basis primarily due to the volume decline at Mueller Co. and the gain of $1.6 million in the first quarter of 2010 from the sale of one of Anvil’s non-core businesses.

In fiscal 2011, even though we expect first quarter operating income will likely be modestly down year-over-year, we expect significant operating income improvement thereafter. We expect to see revenue growth and overall continuing improvement at Mueller Co. At U.S. Pipe we expect to see better pricing, carryover cost savings and improved performance. And Anvil’s end markets appear to have stabilized. Therefore, even with modest revenue growth in 2011, we think our EBITDA in 2011 can grow significantly.

We continue to believe that the water infrastructure market holds considerable potential, and we are very confident in the future given our leadership position.

We see steady growth in 2011 and overall improvement in our financial performance but don’t anticipate accelerated revenue growth until we see a rebound in the housing market.

I am proud of our employees and how they have performed in very challenging times with their focus on producing quality products and delivering exceptional customer service, helping us generate free cash flow year-after-year even through these tough economic cycles.

With that, I’ll open it up to questions.

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